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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (date of earliest event reported): February 10, 1999

                             McLEODUSA INCORPORATED
             (Exact name of registrant as specified in its charter)

        Delaware                    0-20763                  42-1407240
(State or Other Jurisdiction      (Commission               (IRS Employer
    of Incorporation)             File Number)          Identification Number)

              McLeodUSA Technology Park                      52406-3177
 6400 C Street, S.W., P.O. Box 3177, Cedar Rapids, IA        (Zip Code)
      (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (319) 364-0000

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                   INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets.

Acquisition of TDI and Info America

  On February 10, 1999, McLeodUSA Incorporated ("McLeodUSA") acquired Talking Directories, Inc., a Michigan corporation ("TDI"), by merger (the "TDI Acquisition"). As consideration for the TDI Acquisition, McLeodUSA issued an aggregate of 2,556,390 shares of its Class A common stock, $.01 par value per share (the "Class A Common Stock"), to the stockholders of TDI. In a related transaction, on February 10, 1999, McLeodUSA also acquired Info America Phone Books, Inc., a Michigan corporation ("Info America"), by merger (the "Info America Acquisition"). As consideration for the Info America Acquisition, McLeodUSA issued an aggregate of 1,203,007 shares of its Class A Common Stock to the stockholders of Info America. McLeodUSA also paid off approximately $27 million of the outstanding obligations of TDI and Info America at the time of the transactions. McLeodUSA has agreed to register for resale under the Securities Act of 1933, as amended, the shares of its Class A Common Stock that were issued by it in connection with the transactions. As a result of the TDI Acquisition and the Info America Acquisition, TDI and Info America are now direct, wholly owned subsidiaries of McLeodUSA.

  TDI and Info America are related companies, headquartered in Grand Rapids, Michigan, that together publish and distribute proprietary "white page" and "yellow page" telephone directories primarily in Michigan and northwestern Ohio. In 1998, TDI and Info America collectively published and distributed approximately 3.2 million copies of 19 telephone directories. As of December 31, 1998, TDI had 257 employees and Info America had no employees.

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                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          McLeodUSA Incorporated

Date: February 25, 1999

                                          By: ____  /s/ Randall Rings_________
                                                       Randall Rings
                                               Vice President, Secretary and
                                                      General Counsel